EXHIBIT 99.2

STANLEY BAKER HILL, LLC

Beaver, Pennsylvania

Financial Statements
For the years ended December 31, 2008 and 2007

CONTENTS

Page

FINANCIAL STATEMENTS
Balance Sheets, December 31, 2008 and 2007	1
Statements for the years ended December 31, 2008 and 2007:
Operations and Changes in Members’ Equity	2
Cash Flows	3
Notes to Financial Statements	4

STANLEY BAKER HILL, LLC

BALANCE SHEETS

	December 31,
	2008	2007

ASSETS
Current Assets
Cash and cash equivalents	$4,386,007	$3,434,247
Receivables	22,627,433	14,357,702
Costs and estimated earnings in excess of billings on uncompleted contracts	476,702	551,923
Prepaid expenses	479,845	633,565

Total Current Assets	27,969,987	18,977,437
EQUIPMENT AND SOFTWARE, net	7,501	18,843

TOTAL ASSETS	$27,977,488	$18,996,280

LIABILITIES
Current Liabilities
Accounts payable	$21,433,530	$13,130,359
Billings in excess of costs and estimated earnings on uncompleted contracts	942,154	—
Other current liabilities, including accrued distributions	60,470	1,419,830

Total Current Liabilities	22,436,154	14,550,189

MEMBERS’ EQUITY
MEMBERS’ EQUITY	5,541,334	4,446,091

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$27,977,488	$18,996,280

STANLEY BAKER HILL, LLC

STATEMENTS OF OPERATIONS AND CHANGES IN MEMBERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008		2007
		Percent of		Percent of
		Contract		Contract
		Revenue		Revenue
	Amount	Earned	Amount	Earned

CONTRACT REVENUE EARNED	$130,408,583	100.0%	$77,226,356	100.0%
COST OF REVENUE EARNED
Direct costs	70,734,042	54.2	45,261,638	58.6
Indirect costs	49,981,006	38.3	24,971,364	32.3

Gross Profit	9,693,535	7.5	6,993,354	9.1
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	577,912	0.4	464,886	0.6

Income From Operations	9,115,623	7.1	6,528,468	8.5
INTEREST INCOME	79,620	0.1	134,685	0.2

Net Income	9,195,243	7.2%	6,663,153	8.7%

MEMBERS’ EQUITY
Beginning of year	4,446,091		2,366,651
Distributions	(8,100,000)		(4,583,713)

End of year	$5,541,334		$4,446,091

STANLEY BAKER HILL, LLC

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,195,243	$6,663,153
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,082	11,944
Changes in assets and liabilities:
Receivables	(8,269,731)	(10,904,519)
Costs and estimated earnings in excess of billings on uncompleted contracts	75,221	502,525
Prepaid expenses	153,720	(525,688)
Accounts payable	8,303,171	10,105,075
Billings in excess of costs and estimated earnings on uncompleted contracts	942,154	—
Other current liabilities	(1,359,360)	1,328,593

Net Cash Provided By Operating Activities	9,059,500	7,181,083
Cash Flows from Investing Activities
Purchases of equipment and software	(7,740)	(12,850)
Cash Flows from Financing Activities
Distributions	(8,100,000)	(4,911,737)

Net Increase In Cash And Cash Equivalents	951,760	2,256,496
Cash And cash equivalents
Beginning of year	3,434,247	1,177,751

End of year	$4,386,007	$3,434,247

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES
At December 31, 2006, the Company accrued $328,025 in distributions that were paid in 2007.

See notes to financial statements.

STANLEY BAKER HILL, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 —	ORGANIZATION

Stanley Baker Hill, LLC (Company) is a joint venture formed in February 2004 between Stanley Consultants, Inc. (Stanley), Michael Baker, Jr., Inc. (Baker) and Hill International, Inc. (Hill). The Company provides various architect-engineer services in Iraq for the U.S. Army Corps of Engineers Transatlantic Program Center (U.S. Corps). The Company has a contract for an indefinite delivery and indefinite quantity for construction management and general architect-engineer services for facilities in Iraq with U.S. Corps. Anticipated completion of open contracts is likely to occur in September 2009, barring any additional new or modification to existing contracts obtained in 2009.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies consistently applied by management in the preparation of the accompanying financial statements follows:

Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Operating Cycle — The Company’s work is performed under cost-plus-fee contracts and fixed-price contracts. The length of the Company’s contracts varies but is typically less than a year. Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets as they will be satisfied in the normal course of contract completion, although that might require more than one year at times.

Cash and Cash Equivalents — The Company maintains, at various financial institutions, cash and certificates of deposit that might exceed federally insured amounts at times. For purposes of the statements of cash flows, the Company considers all interest-bearing money market funds and noninterest-bearing accounts to be cash and cash equivalents.

Revenue Recognition and Contract Accounting — The Company typically incurs direct labor costs, subcontractor costs and certain other indirect costs (ODCs) in connection with architect-engineer services. Contracts are structured such that margin is earned on labor costs and not on ODCs. The Company includes revenues related to its direct labor, subcontractors and ODCs in its total contract revenues as long as the Company remains responsible to the client for the acceptability of the services provided.

The Company recognizes revenues under the percentage-of-completion method of accounting. Revenues for the current period on fixed-price contracts are determined by multiplying the estimated margin at completion for each contract by the project’s percentage of completion to date, adding labor costs, subcontractor costs and ODCs incurred to date, and subtracting revenues recognized in prior periods. In applying the percentage-of-completion method to these contracts, the Company measures the extent of progress toward completion as the ratio of labor costs incurred to date over total estimated labor costs at completion. As work is performed under contracts, estimates of the costs to complete are regularly reviewed and updated. As changes in estimates of total costs at completion on projects are identified, appropriate earnings adjustments are recorded during the period that the change is identified.

The majority of new task orders in 2008 and 2007 were fixed-price contracts, and the remaining new task orders were time and materials arrangements. For time and materials task orders, revenue is recognized and billed by multiplying the number of hours expended by our professionals in the performance of the contract by the established billing rates.

Provisions for estimated losses on uncompleted contracts are recorded during the period in which such losses are determined. Revenues related to contractual claims that arise from customer-caused delays or change orders unapproved as to both scope and price are recorded only when the amounts have been agreed with the client. Profit incentives and/or award fees are recorded as revenues when the amounts are both probable and reasonably estimable.

The current asset, “Costs and estimated earnings in excess of billings on uncompleted contracts,” represents revenue recognized in excess of amounts billed. The current liability, “Billings in excess of costs and estimated earnings on uncompleted contracts,” represents amounts billed in excess of revenue recognized.

Equipment and Leasehold Improvements — Equipment and leasehold improvements are stated at the lower of cost or fair value. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets. Repairs and maintenance that do not extend the lives of the applicable assets are charged to expense as incurred. Gain or loss resulting from the retirement or other disposition of assets is included in income.

Income Taxes — The Company is organized as an LLC and is not subject to federal or state income taxes. Accordingly, no provision has been made for current or deferred income taxes in these financial statements. The taxable income of the Company is included in the tax returns of the individual members.

Fair Value — During 2008, the Company adopted the provisions of Statement No. 157, “Fair Value Measurement” (FAS 157) and Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159) issued by the Financial Accounting Standards Board (FASB). The adoption of FAS 157 and FAS 159 had no impact on its financial statements.

Recent Accounting Pronouncements — The FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes: an Interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement principles for financial statement disclosure of tax positions taken or expected to be taken on a tax return. FIN 48 is effective for the Company for fiscal years beginning after December 15, 2008. The Company is assessing the impact that the adoption of FIN 48 will have on its financial statements.

NOTE 3 —	RECEIVABLES

Receivables at December 31, 2008 and 2007 consist of the following:

	2008	2007

Contract receivables:
Contracts in progress	$22,621,058	$14,350,557
Other receivables	6,375	7,145

	$22,627,433	$14,357,702

NOTE 4 —	COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs incurred to date, estimated earnings and the related progress billings to date on contracts in progress at December 31 are as follows:

	2008	2007

Costs incurred on uncompleted contracts	$89,520,628	$40,752,084
Estimated earnings	74,381,259	27,881,450

Revenue recognized	163,901,887	68,633,534
Less — Billings to date	164,367,339	68,081,611

Costs and estimated earnings in excess of billings on uncompleted contracts	$(465,452)	$551,923

	2008	2007

This information is included in the accompanying balance sheets under the following captions:
Costs and estimated earnings in excess billings on uncompleted contracts	$476,702	$551,923
Billings in excess of costs and estimated earnings on uncompleted contracts	(942,154)	—

	$(465,452)	$551,923

NOTE 5 —	EQUIPMENT AND SOFTWARE

Equipment and software at December 31, 2008 and 2007 consist of the following:

	2008	2007

Computer hardware	$44,071	$36,331
Furniture and fixtures	2,153	2,153

		38,484
Less — Accumulated depreciation	38,723	19,641

	$7,501	$18,843

NOTE 6 —	RELATED PARTY TRANSACTIONS

The Company engages in significant related-party transactions as a result of the three partners providing a majority of the costs of contract services. In accordance with the Operating Agreement of the Company, the members also charge the Company for time incurred for management and administrative services at agreed-upon rates. A summary of the related party transactions included in the financial statements at December 31, 2008 and 2007 is as follows:

	2008		2007
		Costs of		Costs of
	Accounts	Services	Accounts	Services
	Payable	Incurred	Payable	Incurred

Stanley	$6,352,232	$32,843,163	$3,512,189	$16,899,473
Baker	6,076,186	33,182,914	2,901,519	15,418,896
Hill	6,378,192	32,772,740	3,392,107	15,361,446

	$18,806,610	$98,798,817	$9,805,815	$47,679,815

NOTE 7 —	BACKLOG

The Company had signed contracts to complete approximately $115,394,990 of work in 2009.

NOTE 8 —	COMMITMENTS AND CONTINGENCIES

The Company is a defendant in one legal proceeding encountered in the normal course of its business. Additionally, the Company has received a letter threatening lawsuit over a separate matter. In the opinion of management, based upon discussion with counsel, the ultimate outcome of these matters will not have a material adverse effect on the financial position or results of operations of the Company.